Exhibit 23.8

The MSA Group

Cnr Victory and Rustenburg Roads, Victory Park, 2195

PO Box 81356, Parkhurst, 2120, South Africa

CONSENT OF QUALIFIED PERSON

Regarding the technical report summary titled S-K 1300 Technical Report Summary of the Songwe Hill Rare Earth Element Project in Malawi, with an effective date of 30 June 2025 (the “Technical Report Summary”), as signed and certified by me, Jeremy Witley, as Head of Mineral Resources of, and on behalf of, The MSA Group (“MSA”), I hereby state that MSA is responsible for the preparation of those certain sections of the Technical Report Summary listed as its areas of responsibility in Section 2.1 thereof.

Furthermore, I, on behalf of MSA, state that:

(a)	MSA consents to the public filing by Mkango Rare Earths Limited of the Technical Report Summary with the United States Securities and Exchange Commission;

(b)	the document that the Technical Report Summary supports is the Registration Statement on Form F-4 of Mkango Rare Earths Limited (the “Document”);

(c)	MSA consents to the use of its name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which it is responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)	MSA confirms that individuals on behalf of MSA have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which MSA is responsible.

Dated at Johannesburg, South Africa this June 5, 2026.

/s/ Jeremy Witley	Professional Seal / Stamp
Signature of Individual on behalf of Qualified Person

Jeremy Witley, Pr. Sci. Nat., SACNASP Registration No. 400181/05